Item 77M - Scudder Technology Fund

Registrant incorporates by reference its Registration
 Statement on Form N-14 its Proxy Statement dated September 7, 2004, filed on July 29, 2004
(Accession No. 0001193125-04-127306).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the Scudder Technology Innovation Fund, of Scudder
Securities Trust, was held on December 10, 2004. The following matter was voted upon by the
shareholders of said fund (the resulting votes are presented
1.	To approve an Agreement and Plan of Reorganization and the
2.	transactions it contemplates,
including the transfer of all of the assets of Scudder Technology Innovation Fund to Scudder
Technology Fund, in exchange for shares of Scudder Technology
Fund and the assumption by
Scudder Technology Fund of all of the liabilities of Scudder Technology Innovation Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Technology Innovation Fund in complete liquidation of Scudder Technology Innovation
Fund.

Affirmative 	Against 	Abstain
7,363,933.353	328,338.159 	212,678.957
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